Exhibit 99.1

Curtiss-Wright Reports Fourth Quarter and Full-Year 2017 Financial Results and Issues 2018 Guidance

CHARLOTTE, N.C.--(BUSINESS WIRE)--February 21, 2018--Curtiss-Wright Corporation (NYSE: CW) reports financial results for the fourth quarter and full-year ended December 31, 2017.

Fourth Quarter 2017 Highlights

  Diluted earnings per share (EPS) of $1.52;
  Free cash flow of $209 million and free cash flow conversion of 308%, as defined in table below;
  Net sales of $612 million, up 8%, including 3% organic growth;
  Operating income of $109 million, up 2%;
  Operating margin of 17.8%, down 100 basis points;
  Effective tax rate of 31.8%, including the impact of the Tax Cuts and Jobs Act (TCJA); and
  New orders of $580 million, up 17%.

Full-Year 2017 Highlights

  Diluted earnings per share (EPS) of $4.80, came in ahead of expectations and up 14% compared with the prior year;
  Free cash flow of $336 million and free cash flow conversion of 156%, driven by a solid reduction in working capital;
  Net sales of $2.3 billion, up 8%, including 5% organic growth, driven by higher sales in all end markets;
  Operating income of $340 million, up 10%;
  Operating margin of 15.0%, up 40 basis points;
  Effective tax rate of 28.3%, including the impact of the Tax Cuts and Jobs Act;
  Backlog of $2.0 billion increased 3% from December 31, 2016; and
  Share repurchase of approximately $51 million or 0.5 million shares.

Full-Year 2018 Business Outlook

  Expect higher sales (+3-5%), operating income (+9-12%), operating margin (+90-110 basis points) and diluted earnings per share (+18-21%);
  Anticipate higher sales in all end markets;
  Adjusted free cash flow (which excludes a $50 million voluntary pension contribution) to range from $280 to 300 million; and
  Announced acquisition of Dresser-Rand government business expected to provide solid increase to sales and would be accretive to EPS, excluding purchase accounting.

“We were pleased with our fourth quarter results, as we generated a solid operational performance and delivered stronger than anticipated diluted EPS of $1.52,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “We reported an 8% increase in sales, led by a solid contribution from the Teletronics Technology Corporation (TTC) acquisition in the Defense segment. Further, we generated over $200 million in free cash flow driven by a significant reduction in working capital, while new orders increased 17% driven by strong demand in both our defense and commercial businesses.”

“Full-year 2017 results reflect a strong operational performance which exceeded our expectations driven by solid 8% top-line growth, 5% of which was organic, improved profitability that generated a 15.0% operating margin and stronger than anticipated EPS of $4.80. In addition, we significantly exceeded expectations by generating nearly $340 million in free cash flow in 2017, as we efficiently reduced working capital to 18.8% of sales and achieved our goal to reach the top quartile of our peer group. We are delivering on our long-term strategy and continue to drive solid operating margin expansion and free cash flow generation.”

“For 2018, we are projecting another solid operational performance, as we expect higher sales in all end markets, double-digit growth in operating income and EPS, and 80 to 100 basis point improvement in unadjusted operating margin to a range of 15.8% to 16.0%. We are excited about the recently announced acquisition of the Dresser-Rand government business, which will significantly expand our naval defense business and supports our objective for long-term profitable growth. We remain extremely focused on driving increased operational efficiencies, continuing to invest in our future growth, and maintaining top-quartile financial performance for all of our key metrics to generate significant value for our shareholders.”

Fourth Quarter 2017 Operating Results from Continuing Operations

(In thousands)	4Q-2017	4Q-2016	Change
Sales	$611,881	$565,566	8%
Operating income	108,695	106,173	2%
Operating margin	17.8%	18.8%	(100 bps)

Sales

Sales of $612 million in the fourth quarter increased $46 million, or 8%, compared with the prior year, reflecting a $25 million, or 4%, contribution from our acquisition of TTC, a $15 million, or 3%, increase in organic sales, and a $6 million, or 1%, benefit from favorable foreign currency translation.

Higher organic sales were driven by improved industrial demand in the Commercial/Industrial segment and higher aerospace and naval defense sales in the Defense segment, partially offset by lower power generation revenues in the Power segment.

From an end market perspective, sales to the defense markets increased 18%, 7% of which was organic, while sales to the commercial markets increased 2%, compared with the prior year. Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the fourth quarter was $109 million, an increase of $3 million, or 2%, compared with the prior year. These results primarily reflect strong profitability associated with the TTC acquisition in the Defense segment, partially offset by lower sales and reduced profitability in the nuclear aftermarket business in the Power segment, and higher incentive compensation expense across all three segments.

Operating margin was 17.8%, a decrease of 100 basis points over the prior year, primarily reflecting lower sales and operating income in the Power segment, unfavorable sales mix in the Commercial/Industrial segment, and higher incentive compensation expense.

Non-segment Expense

Non-segment expenses decreased by approximately $2 million compared with the prior year, primarily due to lower corporate expenses and lower foreign currency transactional losses.

Net Earnings

Fourth quarter net earnings decreased 4% compared with the prior year, as higher operating income was more than offset by a higher tax rate.

The effective tax rate (ETR) for the fourth quarter was 31.8%, an increase from 26.3% in the prior year quarter, primarily driven by a net charge of approximately $10 million, or $0.23 per share, related to the 2017 TCJA, reflecting:

  a $22 million charge for the mandatory deemed repatriation of foreign earnings (“transition tax”), which is payable over 8 years beginning in 2018, partially offset by:
  a $12 million benefit relative to re-measurement of U.S. deferred tax balances to reflect the new lower U.S. corporate income tax rate.

These amounts represent provisional estimates, subject to finalization over the course of 2018.

(In thousands)	4Q-2017	ETR	EPS
Base Provision for Income Taxes	$23,793	24.0%
Impact of share based compensation	$(2,435)	(2.5%)	$0.05
Net Impact of TCJA:
Transition Tax	$21,983
Deferred Tax Revaluation	(11,759)
	$10,224	10.3%	$(0.23)

Final Provision for Income Taxes	$31,582	31.8%	$(0.18)

Free Cash Flow

(In thousands)	4Q-2017	4Q-2016
Net cash provided by operating activities	$226,405	$155,985
Capital expenditures	(17,831)	(20,649)
Free cash flow	$208,574	$135,336

Free cash flow, defined as cash flow from operations less capital expenditures, was $209 million for the fourth quarter of 2017, an increase of $73 million compared with the prior year. Net cash provided by operating activities increased $70 million to $226 million, due to higher cash earnings and improved working capital, specifically lower receivables and higher deferred revenue, including a $25 million advanced cash payment on the AP1000 China Direct program that was originally expected in 2018. Capital expenditures decreased by $3 million to $18 million, as the prior year period included increased investment in a facility expansion in the Commercial/Industrial segment.

New Orders and Backlog

New orders of $580 million in the fourth quarter increased 17% compared with the prior year, due to higher demand for commercial aerospace and industrial vehicle products within the Commercial/Industrial segment, as well as higher demand for embedded computing and flight test instrumentation products within the Defense segment. Backlog of $2.0 billion increased 3% from December 31, 2016.

Other Items – Share Repurchase

During the fourth quarter, the Company repurchased 112,881 shares of its common stock for approximately $13 million. For full-year 2017, the Company repurchased 516,313 shares of its common stock for approximately $51 million.

Other Items – Pension

The adoption of Accounting Standards Update (ASU) 2017-07 “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” results in the reclassification of the non-service components of Pension expense from Operating Income to Other Income/Expense effective for fiscal years beginning after December 15, 2017. The adoption of the new standard is not expected to impact our sales, net earnings, cash flows or liabilities. For comparison purposes, as shown in the guidance table below and in the financial tables that follow, we have provided restated financial information for 2017 results and 2018 guidance incorporating the adoption of this new accounting standard.

Full-Year 2018 Guidance
The Company is issuing its full-year 2018 financial guidance as follows (does not include the potential acquisition of the Dresser-Rand government business):

	2017		2018 Guidance
	(Adjusted for Pension	2018 Guidance	(Adjusted for Pension
	Reclassification)	(Unadjusted)	Reclassification)
Total sales	$2.271 billion	$2.335 - $2.375 billion	$2.335 - $2.375 billion
Operating income	$325 million	$369 - $379 million	$355 - $365 million
Operating margin	14.3%	15.8% - 16.0%	15.2% - 15.4%
Interest expense	$41 million	$37 - $38 million	$37 - $38 million
Effective tax rate	28.3%	24.0%	24.0%
Diluted earnings per share	$4.80	$5.65 - $5.80	$5.65 - $5.80
Diluted shares outstanding	44.8 million	44.7 million	44.7 million
Free cash flow	$336 million	$230 - $250 million	$230 - $250 million
Adjusted free cash flow	$336 million	$280 - $300 million	$280 - $300 million

Notes:

  Full-year 2017 and 2018 effective tax rate guidance includes the impacts of the Tax Cuts and Jobs Act.
  Full-year 2017 adjusted results and 2018 guidance include the impacts from the aforementioned pension reclassification. This accounting change lowers operating income by $14.6 million and $14.0 million, respectively, and lowers operating margin by 70 and 60 basis points, respectively, in full-year 2017 and projected full-year 2018 periods. This change is neutral to earnings per share in both periods.
  In February 2018, the Company elected to make a $50 million voluntary contribution to its corporate defined benefit pension plan.
  Adjusted free cash flow for full-year 2018 excludes the aforementioned pension contribution of $50 million.
  In January 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASC 606). The impact to 2018 is projected to be immaterial.
  The Company will update its guidance to reflect the financial impact of the Dresser-Rand government business following the closing of the transaction, currently expected in the second quarter of 2018.
  A more detailed breakdown of the Company’s 2018 guidance by segment and by market can be found in the accompanying schedules.

Fourth Quarter 2017 Segment Performance

Commercial/Industrial
(In thousands)	4Q-2017	4Q-2016	Change
Sales	$298,329	$278,346	7%
Operating income	47,240	48,474	(3%)
Operating margin	15.8%	17.4%	(160 bps)

Sales for the fourth quarter were $298 million, an increase of $20 million, or 7%, over the prior year. Organic sales increased $16 million, or 6%, while favorable foreign currency translation added $4 million, or 1%. Our results primarily reflect higher sales in the general industrial market, due to continued solid demand for industrial vehicle products. We also experienced higher sales in the commercial aerospace market, primarily due to higher sales of sensors and actuation systems on narrow body aircraft. In the naval defense market, our results reflect lower revenues on the Virginia-class submarine program, based on the timing of production.

Operating income in the fourth quarter was $47 million, a decrease of $1 million, or 3%, compared with the prior year, while operating margin decreased 160 basis points to 15.8%. The decrease in operating income and margin primarily reflects lower sales and profitability for naval valves, unfavorable mix in industrial vehicle products, and higher incentive compensation expense. Those results were partially offset by higher sales and improved profitability for sensors and controls products and surface treatment services.

Defense

(In thousands)	4Q-2017	4Q-2016	Change
Sales	$172,511	$133,353	29%
Operating income	43,377	34,015	28%
Operating margin	25.1%	25.5%	(40 bps)

Sales for the fourth quarter were $173 million, an increase of $39 million, or 29%, from the prior year. These results primarily reflect a $25 million, or 18%, contribution from our acquisition of TTC, a $12 million, or 9%, increase in organic sales, and a $2 million, or 2%, benefit from favorable foreign currency translation. In the aerospace defense market, our results reflect higher sales of data acquisition and flight test equipment from TTC, most notably on the F-35 Joint Strike Fighter program, as well as higher sales of embedded computing products supporting various Intelligence, Surveillance and Reconnaissance (ISR) programs. We also experienced higher sales in the naval defense market, most notably for our defense electronics products on the Virginia-class submarine program. In the ground defense market, our results reflect higher sales of our embedded computing products supporting upgrades to the Abrams main battle tank program.

Operating income in the fourth quarter was $43 million, an increase of $9 million, or 28%, compared with the prior year, while operating margin decreased 40 basis points to 25.1%. Excluding a $9 million, or 27%, benefit from the TTC acquisition, organic operating income increased 4%, while operating margin decreased 120 basis points to 24.3% compared with the prior year, driven primarily by an unfavorable shift in mix for our defense electronics products, and higher incentive compensation expense. Meanwhile, unfavorable foreign currency translation reduced current quarter operating income by approximately $1 million, or 3%.

Power

(In thousands)	4Q-2017	4Q-2016	Change
Sales	$141,041	$153,867	(8%)
Operating income	24,364	31,600	(23%)
Operating margin	17.3%	20.5%	(320 bps)

Sales for the fourth quarter were $141 million, a decrease of $13 million, or 8%, from the prior year. Our results primarily reflect decreased sales in the power generation market, as lower aftermarket sales supporting currently operating nuclear reactors and lower revenues on the domestic AP1000 program were only partially offset by higher revenues on the AP1000 China Direct program. In the naval defense market, our results reflect higher revenues on the Virginia-class submarine and CVN-80 aircraft carrier programs, based on the timing of production, as well as the new Columbia class submarine program, supporting the ramp-up in development.

Operating income in the fourth quarter was $24 million, a decrease of $7 million, or 23%, compared with the prior year, while operating margin decreased 320 basis points to 17.3%. This performance reflects reduced sales and profitability in the nuclear aftermarket business, lower revenues on the domestic AP1000 program, and higher incentive compensation expense, partially offset by higher production and profitability on the AP1000 China Direct program.

Conference Call & Webcast Information

The Company will host a conference call to discuss fourth quarter and full-year 2017 financial results and expectations for 2018 guidance at 9:00 a.m. EST on Thursday, February 22, 2018. A live webcast of the call and the accompanying financial presentation, as well as a replay of the call, will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Year Ended
	December 31,		Change		December 31,		Change
	2017	2016	$	%	2017	2016	$	%
Product sales	$503,140	$470,211	$32,929	7%	$1,854,216	$1,714,358	$139,858	8%
Service sales	108,741	95,355	13,386	14%	416,810	394,573	22,237	6%
Total net sales	611,881	565,566	46,315	8%	2,271,026	2,108,931	162,095	8%

Cost of product sales	305,912	294,195	11,717	4%	1,184,358	1,100,287	84,071	8%
Cost of service sales	67,702	62,646	5,056	8%	268,073	258,161	9,912	4%
Total cost of sales	373,614	356,841	16,773	5%	1,452,431	1,358,448	93,983	7%

Gross profit	238,267	208,725	29,542	14%	818,595	750,483	68,112	9%

Research and development expenses	14,934	14,125	809	6%	60,308	58,592	1,716	3%
Selling expenses	33,671	26,203	7,468	29%	120,002	111,228	8,774	8%
General and administrative expenses	80,967	62,224	18,743	30%	298,542	272,565	25,977	10%

Operating income	108,695	106,173	2,522	2%	339,743	308,098	31,645	10%

Interest expense	9,887	10,554	(667)	(6%)	41,471	41,248	223	1%
Other income, net	524	293	231	79%	1,347	1,111	236	21%

Earnings before income taxes	99,332	95,912	3,420	4%	299,619	267,961	31,658	12%
Provision for income taxes	(31,582)	(25,244)	(6,338)	25%	(84,728)	(78,579)	(6,149)	8%
Earnings from continuing operations	$67,750	$70,668	$(2,918)	(4%)	$214,891	$189,382	$25,509	13%

Loss from discontinued operations, net of tax	—	(2,053)	2,053	NM	—	(2,053)	2,053	NM

Net earnings	$67,750	$68,615	$(865)	(1%)	$214,891	$187,329	$27,562	15%

Basic earnings per share
Earnings from continuing operations	$1.54	$1.60			$4.86	$4.27
Earnings from discontinued operations	—	(0.05)			—	(0.05)
Total	$1.54	$1.55			$4.86	$4.22

Diluted earnings per share
Earnings from continuing operations	$1.52	$1.58			$4.80	$4.20
Earnings from discontinued operations	—	(0.05)			—	(0.05)
Total	$1.52	$1.53			$4.80	$4.15

Dividends per share	$0.15	$0.13			$0.56	$0.52

Weighted average shares outstanding:
Basic	44,132	44,173			44,182	44,389
Diluted	44,692	44,789			44,761	45,045

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	December 31,	December 31,	Change
	2017	2016	%
Assets
Current assets:
Cash and cash equivalents	$475,120	$553,848	(14%)
Receivables, net	494,923	463,062	7%
Inventories, net	378,866	366,974	3%
Other current assets	52,951	30,927	71%
Total current assets	1,401,860	1,414,811	(1%)
Property, plant, and equipment, net	390,235	388,903	0%
Goodwill	1,096,329	951,057	15%
Other intangible assets, net	329,668	271,461	21%
Other assets	18,229	11,549	58%
Total assets	$3,236,321	$3,037,781	7%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$150	$150,668	NM
Accounts payable	185,176	177,911	4%
Accrued expenses	150,406	130,239	15%
Income taxes payable	4,564	18,274	(75%)
Deferred revenue	214,891	170,143	26%
Other current liabilities	35,810	28,027	28%
Total current liabilities	590,997	675,262	(12%)
Long-term debt, net	813,989	815,630	0%
Deferred tax liabilities, net	49,360	49,722	(1%)
Accrued pension and other postretirement benefit costs	121,043	107,151	13%
Long-term portion of environmental reserves	14,546	14,024	4%
Other liabilities	118,586	84,801	40%
Total liabilities	1,708,521	1,746,590	(2%)

Stockholders' equity
Common stock, $1 par value	$49,187	$49,187	0%
Additional paid in capital	120,609	129,483	(7%)
Retained earnings	1,944,324	1,754,907	11%
Accumulated other comprehensive loss	(216,840)	(291,756)	(26%)
Less: cost of treasury stock	(369,480)	(350,630)	5%
Total stockholders' equity	1,527,800	1,291,191	18%

Total liabilities and stockholders' equity	$3,236,321	$3,037,781	7%

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended				Year Ended
	December 31,				December 31,
			Change				Change
	2017	2016	%		2017	2016	%
Sales:
Commercial/Industrial	$298,329	$278,346	7%		$1,162,689	$1,118,768	4%
Defense	172,511	133,353	29%		555,479	466,654	19%
Power	141,041	153,867	(8%)		552,858	523,509	6%

Total sales	$611,881	$565,566	8%		$2,271,026	$2,108,931	8%

Operating income (expense):
Commercial/Industrial	$47,240	$48,474	(3%)		$168,328	$156,550	8%
Defense	43,377	34,015	28%		109,355	98,291	11%
Power	24,364	31,600	(23%)		85,260	76,472	11%

Total segments	$114,981	$114,089	1%		$362,943	$331,313	10%
Corporate and other	(6,286)	(7,916)	21%		(23,200)	(23,215)	0%

Total operating income	$108,695	$106,173	2%		$339,743	$308,098	10%

Operating margins:
Commercial/Industrial	15.8%	17.4%	(160	bps)	14.5%	14.0%	50	bps
Defense	25.1%	25.5%	(40	bps)	19.7%	21.1%	(140	bps)
Power	17.3%	20.5%	(320	bps)	15.4%	14.6%	80	bps
Total Curtiss-Wright	17.8%	18.8%	(100	bps)	15.0%	14.6%	40	bps

Segment margins	18.8%	20.2%	(140	bps)	16.0%	15.7%	30	bps

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Change			Change
	2017	2016	%	2017	2016	%
Defense markets:
Aerospace	$109,294	$80,891	35%	$355,483	$296,314	20%
Ground	29,160	25,626	14%	94,216	84,288	12%
Naval	112,201	104,610	7%	405,836	401,281	1%
Other	3,244	3,699	(12%)	21,321	11,721	82%
Total Defense	$253,899	$214,826	18%	$876,856	$793,604	10%

Commercial markets:
Aerospace	$106,230	$97,225	9%	$412,369	$397,327	4%
Power Generation	109,783	123,365	(11%)	423,981	408,509	4%
General Industrial	141,969	130,150	9%	557,820	509,491	9%
Total Commercial	$357,982	$350,740	2%	$1,394,170	$1,315,327	6%

Total Curtiss-Wright	$611,881	$565,566	8%	$2,271,026	$2,108,931	8%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
PROVISION FOR INCOME TAXES (UNAUDITED)
($'s in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2017	ETR	EPS	2017	ETR	EPS

Base Provision for Income Taxes	$23,793	24.0%		$82,311	27.5%

Impact of share based compensation	$(2,435)	(2.5)%	0.05	$(7,807)	(2.6)%	0.17

Net Impact of TCJA:
Transition Tax	$21,983			$21,983
Deferred Tax Revaluation	(11,759)			(11,759)
	$10,224	10.3%	(0.23)	$10,224	3.4%	(0.23)

Final Provision for Income Taxes	$31,582	31.8%	(0.18)	$84,728	28.3%	(0.06)

Use of Non-GAAP Financial Information (Unaudited)

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating Income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	December 31,
	2017 vs. 2016
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	6%	(3%)	9%	4%	(8%)	(23%)	3%	(6%)
Acquisitions	0%	0%	18%	27%	0%	0%	4%	9%
Foreign Currency	1%	0%	2%	(3%)	0%	0%	1%	(1%)
Total	7%	(3%)	29%	28%	(8%)	(23%)	8%	2%

	Year Ended
	December 31,
	2017 vs. 2016
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	4%	7%	5%	4%	6%	11%	5%	7%
Acquisitions	0%	0%	14%	8%	0%	0%	3%	3%
Foreign Currency	0%	1%	0%	(1%)	0%	0%	0%	0%
Total	4%	8%	19%	11%	6%	11%	8%	10%

Free Cash Flow and Free Cash Flow Conversion

The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net cash provided by operating activities	$226,405	$155,985	$388,712	$423,197
Capital expenditures	(17,831)	(20,649)	(52,705)	(46,776)
Free cash flow	$208,574	$135,336	$336,007	$376,421

Free Cash Flow Conversion	308%	192%	156%	199%

CURTISS-WRIGHT CORPORATION
2018 Guidance (1) (2) (3)
As of February 21, 2018
($'s in millions, except per share data)

	2017		2018 Guidance (Unadjusted)			2018 Adjusted for Pension Reclassification
	Reported	Adj. for Pension	Low	High	2018 % Change vs 2017 Reported	Low	High	2018 % Change vs 2017 Adjusted
Sales:
Commercial/Industrial	$1,163	$1,163	$1,183	$1,203		$1,183	$1,203
Defense	555	555	565	575		565	575
Power	553	553	587	597		587	597
Total sales	$2,271	$2,271	$2,335	$2,375	3 to 5%	$2,335	$2,375	3 to 5%

Operating income:
Commercial/Industrial	$168	$168	$175	$180		$174	$179
Defense	109	109	121	124		121	124
Power	85	81	96	99		94	97
Total segments	363	359	392	403		389	400
Corporate and other	(23)	(34)	(23)	(24)		(34)	(35)
Total operating income	$340	$325	$369	$379	9 to 12%	$355	$365	9 to 12%

Interest expense	$(41)	$(41)	$(37)	$(38)		$(37)	$(38)
Other income, net	1	16	—	—		14	14
Earnings before income taxes	300	300	332	341		332	341
Provision for income taxes	(85)	(85)	(80)	(82)		(80)	(82)
Net earnings	$215	$215	$253	$259		$253	$259

Reported diluted earnings per share	$4.80	$4.80	$5.65	$5.80	18 to 21%	$5.65	$5.80	18 to 21%
Diluted shares outstanding	44.8	44.8	44.7	44.7		44.7	44.7
Effective tax rate	28.3%	28.3%	24.0%	24.0%		24.0%	24.0%

Operating margins:
Commercial/Industrial	14.5%	14.5%	14.8%	15.0%	30 to 50 bps	14.7%	14.9%	20 to 40 bps
Defense	19.7%	19.7%	21.4%	21.6%	170 to 190 bps	21.3%	21.5%	160 to 180 bps
Power	15.4%	14.7%	16.4%	16.6%	100 to 120 bps	16.0%	16.2%	130 to 150 bps
Total operating margin	15.0%	14.3%	15.8%	16.0%	80 to 100 bps	15.2%	15.4%	90 to 110 bps

Note: Full year amounts may not add due to rounding
(1) Full-year 2017 and 2018 effective tax rate guidance includes the impacts of the Tax Cuts and Jobs Act.

(2) Full-year 2017 adjusted results and expectations for 2018 guidance include the impacts from the adoption of ASU 2017-07 “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which results in reclassification of the non-service components of Pension expense from Operating Income to Other Income/Expense effective for fiscal years beginning after December 15, 2017. This accounting change lowers operating income by $14.6 million and $14.0 million, respectively, and lowers operating margin by 70 and 60 basis points, respectively, in full-year 2017 and projected full-year 2018 periods. This change is neutral to earnings per share in both periods.

(3) The Company will update its guidance to reflect the financial impact of the Dresser-Rand business following the closing of the transaction, currently expected in the second quarter of 2018.

CURTISS-WRIGHT CORPORATION
2018 Sales Growth Guidance by End Market (1)
As of February 21, 2018

2018 % Change vs 2017

Defense Markets
Aerospace	8 - 10%
Ground	0 - 2%
Navy	0 - 2%
Total Defense	3 - 5%
(Including Other Defense)

Commercial Markets
Commercial Aerospace	0 - 2%
Power Generation	6 - 8%
General Industrial	3 - 5%
Total Commercial	3 - 5%

Total Curtiss-Wright Sales	3 - 5%

Notes: Full year amounts may not add due to rounding.

(1) The Company will update its guidance to reflect the financial impact of the Dresser-Rand government business following the closing of the transaction, currently expected in the second quarter of 2018.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,600 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Curtiss-Wright Corporation
Jim Ryan, 704-869-4621
Jim.Ryan@curtisswright.com